EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 26, 2008 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 738 (The Dow Jones Select Microcap Enhanced Index Strategy Portfolio 2008-2, Developing Technologies Portfolio 2008-2, Mid Cap Strategy Portfolio 2008-2, Small Cap Strategy Portfolio 2008-2 and "SMID" Strategy Portfolio 2008-2) as of February 26, 2008 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
February 26, 2008